Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Fidelity D & D Bancorp, Inc. and Subsidiary and related Prospectus of our reports dated March 13, 2019 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Fidelity D & D Bancorp, Inc., and Subsidiary appearing in the Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. and Subsidiary for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania
February 14, 2020